                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G




                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 5 )




                              Wachovia Corporation
                   -----------------------------------------
                                (NAME OF ISSUER)




                                     Common
                   -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)




                                   929771103
                   -----------------------------------------
                                 (CUSIP NUMBER)





CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT /x/

  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Corporation
          Identification Nos. of Above Persons                      56-1473727

  (2)     Check the Appropriate Box if a Member of a Group (See     (A)     N/A
          Instructions)                                             (B)     N/A

  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      North Carolina

 Number of Shares      (5)     Sole Voting Power                     5,211,859.34
 Beneficially          (6)     Shared Voting Power                   5,177,603.00
 Owned by Each         (7)     Sole Dispositive Power                9,090,155.41
 Reporting Person      (8)     Shared Dispositive Power              1,817,622.53
 With


  (9)     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                    11,203,606.87

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares
          (See Instructions)

 (11)     Percent of Class Represented by Amount in Row 9
                                                                              6.5%

 (12)     Type of Reporting Person
          (See Instructions)                                        HC/Trustee

ITEM 1 (A)       NAME OF ISSUER:

                        Wachovia Corporation

ITEM 1 (B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        301 North Main Street
                        Winston-Salem, North Carolina 27150-3099

ITEM 2 (A)       NAME OF PERSON FILING:

                        Wachovia Corporation

ITEM 2 (B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                        301 North Main Street
                        Winston-Salem, North Carolina 27150-3099

ITEM 2 (C)       CITIZENSHIP:

                        North Carolina

ITEM 2 (D)       TITLE OF CLASS OF SECURITIES:

                        Common

ITEM 2 (E)       CUSIP NUMBER:

                        929771103

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-3(B), CHECK WHETHER THE PERSON FILING IS A:

                 (A)    ( )    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF
                               THE ACT

                 (B)    ( )    BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                 (C)    ( )    INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19)
                               OF THE ACT

                 (D)    ( )    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                               THE INVESTMENT COMPANY ACT

                 (E)    ( )    INVESTMENT ADVISER REGISTERED UNDER SECTION 203
                               OF THE INVESTMENT ADVISERS ACT OF 1940

                 (F)    ( )    EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS
                               SUBJECT TO THE PROVISIONS OF THE EMPLOYEE
                               RETIREMENT INCOME SECURITY ACT OF 1974 OR
                               ENDOWMENT FUND; SEE 240.13D-1(B)(1)(II)(F)

                 (G)    (X)    PARENT HOLDING COMPANY, IN ACCORDANCE WITH
                               240.13D-1(B)(II)(G) (NOTE: SEE ITEM 7) (Wachovia
                               Corporation)

                 (H)    ( )    GROUP, IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(H)


ITEM 4           OWNERSHIP.

                 IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF ANY MONTH DESCRIBED IN RULE 13D-1 (B)(2), IF APPLICABLE, EXCEEDS FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THAT DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE.

                 WACHOVIA CORPORATION


                 (A)       AMOUNT BENEFICIALLY OWNED:  11,203,606.87
                                                       --------------

                 (B)       PERCENT OF CLASS:                     6.5%
                                                       --------------

                 (C)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (I)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE                        5,211,859.34
                                                                                           ------------
                 (II)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE                      5,177,603.00
                                                                                           ------------
                 (III)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF           9,090,155.41
                                                                                           ------------
                 (IV)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF         1,817,622.53
                                                                                           ------------



ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        Yes

ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                        N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        The securities to which this report relates are held by Wachovia Bank of North Carolina, NA, Wachovia Bank of Georgia, NA and The South Carolina National Bank as trustees. This filing should not be construed as an admission that the trustees or their parent, Wachovia Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        N/A

ITEM 9           NOTICE OF DISSOLUTION OF GROUP.

                        N/A

ITEM 10          CERTIFICATION:


                 BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                                   SIGNATURE

                 AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                 DATE:     February 14, 1994


                 FOR:      Wachovia Corporation


                 BY:       /s/ Hugh M. Durden
                           ----------------------------------------
                           Hugh M. Durden, Executive Vice President